090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
Barbara K. Cegavske	20160037863-56
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/26/2016 8:44 AM
	Entity Number C13335-2002

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

MIND SOLUTIONS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article III, Section 1 is hereby amended to read in its entirety as follows: "The presently issued and outstanding Common Stock of the Company, $0.001 par value, shall, at 5:00 p.m., Eastern Time, on January 26, 2016 (the "Effective Time"), be deemed to be "Reverse Split," and in furtherance thereof, there shall, after the Effective Time, be deemed to be issued and outstanding one (1) share of Common Stock of the Company for each One Thousand (1,000) shares of Common Stock of the Company issued and outstanding immediately prior to the Effective Time. To the extent that any stockholder shall be deemed after the Effective Time as a result of this amendment to own a fractional share of Common Stock, such fractional share shall be deemed to be one whole share. Each stockholder of record as of the Effective Time shall be entitled to receive from the Company's transfer agent a certificate representing the number of shares of Common Stock to which such stockholder is entitled hereunder upon delivery to the Company's transfer agent of a certificate or certificates representing the number of shares owned by such stockholder of record as of the Effective Time. The Reverse Split shall not reduce or otherwise affect the number of the Company's authorized shares, which shall continue to be 5,000,000,000 shares of Common Stock, par value $0.001 per share, 10,000,000 shares of Series A Preferred Stock, par value $0.001 per share, and 1,000,000 shares of Series B Preferred Stock, par value $0.001 per share, both before and after the Effective Time."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 56.2%

4. Effective date and time of filing: (optional) Date: ______ Time: ______

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.